PRESS RELEASE

Exhibit 99.1

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290

Release date: November 12, 2009	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL ANNOUNCES EARNINGS FOR THE
FOURTH QUARTER AND FISCAL YEAR ENDED SEPTEMBER 30, 2009

PITTSBURGH, PA, NOVEMBER 12, 2009 - Matthews International Corporation (NASDAQ GSM: MATW) today announced earnings for the quarter and fiscal year ended September 30, 2009.  Net income for the Company’s fiscal 2009 fourth quarter was $15,633,000, representing earnings per share of $0.52.  The fiscal 2009 fourth quarter results included net unusual charges of approximately $3,300,000 (pre-tax), or $0.07 per share.  Unusual items for the current quarter primarily consisted of charges related to operational and systems improvements in several of the Company’s businesses.  Net income for the quarter ended September 30, 2008 was $20,392,000, or $0.65 per share.

Sales for the quarter ended September 30, 2009 were $200,213,000, compared to $219,178,000 in the same quarter a year ago.  The reduction in consolidated sales reflected the impact of the current recession on unit volumes and selling prices, and a decline in the casketed death rate compared to a year ago.  Fourth quarter operating profit for the current fiscal year was $27,683,000.  Operating profit was $35,048,000 for the same period last year.

Net income for the year ended September 30, 2009 was $57,732,000, representing earnings per share of $1.90.  The fiscal 2009 results included unusual charges of approximately $16,500,000 (pre-tax), or $0.35 per share.  Unusual charges primarily consisted of severance and other costs related to the consolidation of certain production operations within the Bronze segment, costs related to operational and systems improvements in several of the Company’s other businesses, and asset adjustments resulting from current market conditions.  In addition, fiscal 2009 earnings included the favorable effect of adjustments of $0.04 per share to income tax expense.  These adjustments primarily related to the Company’s ability to utilize a European tax loss carryover generated in prior years.

Matthews International Corporation                                     2 of 4                                                                           November 12, 2009

Net income for the year ended September 30, 2008 was $79,484,000, or $2.55 per share.  Fiscal 2008 earnings included the favorable effect of a one-time adjustment of $0.06 per share to income tax expense recorded in the Company’s fiscal 2008 first quarter.  This adjustment represented the impact on deferred income taxes resulting from certain income tax rate reductions in Europe.

Sales for the year ended September 30, 2009 were $780,908,000, compared to $818,623,000 last year.  The reduction in consolidated sales reflected the impact of the current recession on unit volumes and selling prices, a decline in the casketed death rate compared to a year ago, and unfavorable changes in foreign currency values against the U.S. dollar for most of the fiscal year.  These declines were partially offset by the impact of the acquisition of Saueressig GmbH & Co. KG.  Saueressig reported fiscal 2009 sales of approximately $106,500,000, compared to $48,900,000 for the period from the acquisition date (May 2008) through September 30, 2008.  Operating profit for the year ended September 30, 2009 was $101,011,000.  Fiscal 2009 operating profit included approximately $16,500,000 of the unusual charges noted above.  Operating profit was $132,952,000 for fiscal 2008.  Changes in foreign currency values against the U.S. dollar were estimated to have an unfavorable impact of approximately $24,600,000 and $3,100,000, respectively, on the Company’s sales and operating profit compared to the fiscal year ended September 30, 2008.

In discussing the Company’s operating results for the fiscal 2009 fourth quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“The global economic environment continued to impact the operating results of all of our businesses in the fiscal 2009 fourth quarter.  Compared to a year ago, revenues were lower in almost all of our segments, reflecting a decline in unit volumes and an unfavorable change in product mix as many customers were choosing lower-priced products.  In addition, our Bronze and Casket segments were impacted by another decline in the U.S. casketed death rates compared to the fourth fiscal quarter last year.”

“Our Brand Solutions businesses continued to be affected by lower spending and pricing pressure by retailers and consumer products companies.  The current recession has caused reductions in industrial capital spending, which has unfavorably impacted our Marking Products business.  In addition, project delays or cancellations have continued to affect the revenues in our Merchandising Solutions segment.  However, I am pleased to report that Saueressig, one of our German graphics subsidiaries, reported an improvement in operating profit compared to the fourth quarter a year ago, reflecting the benefit of its recent cost structure initiatives.  As a result, the Graphics Imaging segment reported an increase in profitability compared to the same quarter last year despite lower sales.”

Matthews International Corporation                                     3 of 4                                                                                 November 12, 2009

Mr. Bartolacci further stated:  “While the Company’s operating results for the fiscal 2009 fourth quarter were lower than a year ago, we began to see stability relative to our previous quarters.  For the year, on a comparative basis, we were not satisfied with our operating results in fiscal 2009; however, the recent activity in some of our markets is encouraging.  As evidenced by this year’s unusual charges, our managers continue to work on strategies for near-term improvement, while remaining focused on our long-term growth objectives.”

“With respect to fiscal 2010, we remain cautious in our outlook.  Based on our view of the markets that we serve, we expect continued challenges particularly in the next several quarters.  Although we see signs that our markets may be beginning to stabilize, we are not yet in a position to project a definitive trend toward improvement.  In addition, we expect a significant increase in our pension costs next year as a result of the market’s impact on plan assets and the valuation of the pension obligation compared to a year ago.  On this basis, we currently estimate overall earnings for fiscal 2010 at a level relatively consistent with fiscal 2009 (excluding unusual charges from both years), with results relative to the comparable periods in fiscal 2009 improving as fiscal 2010 progresses.  We continue to believe that, as the economy improves, we are well positioned to improve as well.”

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.

Matthews International Corporation                                  4 of 4                                                                        November 12, 2009

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended		Fiscal Year Ended
	9/30/09	9/30/08	9/30/09	9/30/08
Sales	$200,213	$219,178	$780,908	$818,623
Operating Profit	27,683	35,048	101,011	132,952
Income before Taxes	24,555	30,760	88,543	121,571
Income Taxes	8,922	10,368	30,811	42,087
Net Income	$15,633	$20,392	$57,732	$79,484
Earnings per Share	$0.52	$0.65	$1.90	$2.55
Weighted Average Shares	30,166,198	31,003,437	30,435,070	31,158,303

Notes:
Earnings for the fourth quarter and fiscal year ended September 30, 2009 included net pre-tax unusual charges of approximately $3,300,000 ($0.07 per share) and $16,500,000 ($0.35 per share), respectively, which primarily consisted of severance and other costs related to the consolidation of certain production operations within the Company’s Bronze segment, costs related to operational and systems improvements in several of the Company’s other businesses, and asset adjustments resulting from current market conditions.  In addition, fiscal 2009 earnings included the favorable effect of an adjustment of $0.04 per share to income tax expense.

Fiscal 2008 earnings included the favorable effect of a one-time adjustment of $0.06 per share to income tax expense.  This adjustment represented the impact on deferred income taxes resulting from certain income tax rate reductions in Europe.